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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             UNITED TELEVISION, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                         (State or Other Jurisdiction of
                         Incorporation or Organization)

                                   94-1461226
                       I.R.S. Employer Identification No.

   132 S. Rodeo Drive, Fourth Floor
      Beverly Hills, California                         90212-2425
(Address of Principal Executive Offices)                (Zip Code)

                             UNITED TELEVISION, INC.
                            EMPLOYEES' STOCK OPTIONS
                             1999 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                Garth S. Lindsey
                             United Television, Inc.
                        132 S. Rodeo Drive, Fourth Floor
                         Beverly Hills, California 90212-2425
                     (Name and Address of Agent for Service)

                                 (310) 281-4844
                     (Telephone Number, including Area Code,
                              of Agent for Service)

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             |             | Proposed |  Proposed |
Title of     |             | Maximum  |  Maximum  |
Securities   |  Amount     | Offering |  Aggregate|  Amount of
to be        |  to be      | Price    |  Offering |  Registration
Registered   |  Registered | Per Share|  Price    |  Fee
-------------|-------------|----------|-----------|---------------
Common Stock,|   3,000(1)  | $101.50  |$   305,400|
par value    | 219,480(1)  |  103.75  | 22,771,050|
$.10         | 500,000(2)  |  134.50  | 67,250,000|
per share    |             |          |-----------|
             |             |  Total:  |$90,326,450|$25,110.75
             |             |          |===========|
------------------------------------------------------------------
(1) Represents shares issuable upon exercise of options previously granted.

(2) Represents shares issuable upon exercise of options available for grant under the 1999 Stock Option
      Plan. Registration fee with respect to such shares has been computed based upon the average of the high and low prices of the Common Stock on November 11, 1999, as reported in the consolidated reporting system.


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Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

            There is incorporated herein by this reference thereto and made a part hereof the documents listed in clauses (a) and (b) below and all documents subsequently filed by the registrant or the plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, which shall be deemed to be incorporated by this reference in this registration statement and to be a part hereof from the date of filing of such documents.

              (a) The registrant's annual report on Form 10-K for the year ended December 31, 1998.

              (b) The registrant's proxy statement dated March 31, 1999 and the registrant's quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999.

              (c) The description of the class of securities offered contained in the registrant's Registration Statement on Form 8-A, filed October 28,
1982, as amended on December 19, 1982, File No. 0-9786

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power to indemnify any person sued as a director, officer, employee or agent of the corporation, or of another corporation if serving as such at the request of the indemnifying corporation, in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corporation. In the case of criminal actions and proceedings, such person must also have had no reasonable cause to believe his conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corporation and so long as he had not been found liable to the indemnifying corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

            The registrant's By-laws include the indemnification provisions excerpted below:

ARTICLE 8

                       INDEMNIFICATION

     8.1  Indemnification of Officers and Directors.  The
Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened,

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pending or completed action, suit or proceeding, whether
civil, criminal, administrative or investigative, by reason of that fact that . . . he is or was a director or an officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 8.1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this
Article 8 and the relevant provisions of the General
Corporation Law and other applicable law, if any, are in effect; any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     8.2 Indemnification of Other Persons. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that . . . he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law, and any other applicable law, as form time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

          8.3 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 8.1 and 8.2 of the By-laws or under section 145 of the General Corporation Law or any other provision law.

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          The Company's ultimate parent, Chris-Craft
Industries, Inc., maintains directors' and officers' liability insurance that covers the Company's director and officers.


Item 8.  EXHIBITS

            There are filed as a part of this registration statement, the exhibits listed in the Exhibit Index.

Item 9.  UNDERTAKINGS

            (a)   The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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                 (3)   To remove from registration by means of a
post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California on November 16, 1999.


                                UNITED TELEVISION, INC.
                                (Registrant)


                                By: GARTH S. LINDSEY
                                    Executive Vice President

                            POWER OF ATTORNEY

            KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Garth S. Lindsey, Thomas L. Muir, David C. Fischer, and Harold I. Kahen as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                              Title                    Date


John C. Siegel                  Chairman  and
                                Director                      November 16, 1999


Evan C Thompson                 President and
                                Director (principal           November 16, 1999
                                executive officer)


Garth S. Lindsey                Executive Vice President,     November 16, 1999
                                Chief Financial Officer and
                                Secretary (principal finan-
                                cial and accounting officer)

Lawrence R. Barnett             Vice Chairman                 November 16, 1999
                                and Director


John L. Eastman                 Director                      November 16, 1999



James D. Hodgson                Director                      November 16, 1999



Norman Perlmutter               Director                      November 16, 1999



Howard F. Roycroft              Director                      November 16, 1999



Rocco C. Siciliano              Director                      November 16, 1999



Herbert J. Siegel               Director                      November 16, 1999


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                             EXHIBIT INDEX


   Location/
Incorporated by            Exhibit
Reference to:                 No.                    Exhibit

Registrant's proxy              4               1999 Stock Option Plan
statement dated March
31, 1999

        (1)                     5               Opinion of Loeb &
                                                Loeb LLP as to legality
                                                of securities being
                                                registered

        (1)                     23.1            Consent of
                                                PricewaterhouseCoopers LLP

        (2)                     23.2            Consent of Loeb &
                                                Loeb LLP

        (3)                     24              Power of Attorney
                                                authorizing any of
                                                Garth S. Lindsey,
                                                Thomas L. Muir,
                                                David C. Fischer and
                                                Harold I. Kahen to
                                                sign the registration
                                                statement

-------------
(1)     Filed herewith

(2)     Included in Exhibit 5

(3)     Located on Signature Page